Exhibit 99.2

MOHEGAN TRIBAL GAMING AUTHORITY COMMENCES TENDER OFFER

FOR ITS 10.5% THIRD LIEN SENIOR SECURED NOTES DUE 2016 AND RELATED CONSENT SOLICITATION

Uncasville, CT, July 30, 2013 – The Mohegan Tribal Gaming Authority, or the Authority, announced today that it has commenced a tender offer to purchase for cash any and all of its 10.5% Third Lien Senior Secured Notes due 2016 (the “Notes”) on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated July 30, 2013, and the related Letter of Transmittal and Consent (together, the “Offer Documents”). Concurrently with the tender offer, the Authority is soliciting consents to proposed amendments to the indenture governing the Notes (the “Indenture”), providing for the elimination of substantially all of the Indenture’s restrictive covenants and elimination or modification of certain events of default and related provisions contained in the Indenture. Holders that tender Notes must also consent to such proposed amendments to the Indenture.

The tender offer will expire at 12:00 midnight, New York City time, on August 28, 2013, unless extended or earlier terminated (the “Expiration Time”). The early tender deadline for the offer will be 5:00 p.m., New York City time, on August 14, 2013, unless extended or earlier terminated (the “Early Tender Deadline”). Holders of Notes must validly tender their Notes and provide their consents at or before the Early Tender Deadline in order to be eligible to receive the total consideration of $1,006.25 per $1,000 principal amount of Notes tendered, which includes an early tender payment of $30.00 per $1,000 principal amount of Notes tendered (the “Total Consideration”).

Notes tendered may be withdrawn and the related consents may be revoked at any time before 5:00 p.m., New York City time, on August 14, 2013 (the “Withdrawal Deadline”), but not thereafter, except as required by applicable law. The tender offer and the consent solicitation are subject to certain conditions, including a financing condition. Holders validly tendering and not withdrawing Notes at or before the Early Tender Deadline will be eligible to receive the Total Consideration (including the early tender payment). Holders validly tendering Notes after the Early Tender Deadline but at or before the Expiration Time will be eligible to receive only the tender offer consideration of $976.25 per $1,000 principal amount of Notes (the “Tender Offer Consideration”), namely an amount equal to the Total Consideration less the early tender payment. In addition, Holders whose Notes are purchased in the tender offer will receive accrued and unpaid interest in respect of their purchased Notes from the last interest payment date to, but not including, (i) in the case of any Notes accepted for purchase on the Early Acceptance Date (as defined below), the Early Payment Date (as defined below) and (ii) in the case of any remaining Notes accepted for purchase after the Early Acceptance Date, the Final Payment Date (as defined below), as the case may be. Holders may not tender their Notes without delivering their consents pursuant to the consent solicitation and may not deliver consents without tendering their Notes pursuant to the tender offer.

The Authority has reserved the right at any time following the Early Tender Deadline, but prior to the Expiration Time (the “Early Acceptance Date”), to accept for purchase all Notes validly tendered and not validly withdrawn before the Early Acceptance Date. If the Authority elects to exercise this early purchase option, it will pay the Total Consideration or Tender Offer Consideration, as the case may be, for the Notes accepted for purchase on the Early Acceptance Date promptly following the Early Acceptance Date (the “Early Payment Date”). Also, on the Early Payment Date, the Authority will pay accrued and unpaid interest from the last interest payment date to, but not including, the Early Payment Date, on Notes accepted for purchase at the Early Acceptance Date. If the Authority elects to exercise the early purchase option with regard to the Offer, the Authority expects the Early Payment Date will be August 15, 2013.

Subject to the terms and conditions of the tender offer being satisfied or waived, the Authority will, after the Expiration Time (the “Final Acceptance Date”), accept for purchase all Notes validly tendered at or before the Expiration Time (and not validly withdrawn before the Withdrawal Deadline) (or if the Authority has exercised its early purchase option described above, all Notes validly tendered after the Early Acceptance Date and at or before the Expiration Time). The Authority will pay the Total Consideration or Tender Offer Consideration, as the case may be, for Notes accepted for purchase at the Final Acceptance Date promptly following the Final Acceptance Date (the date of any such payment the “Final Payment Date”). Also, on the Final Payment Date, if any, the Authority will pay accrued and unpaid interest from the last interest payment date to, but not including, the Final Payment Date, on Notes accepted for purchase on the Final Acceptance Date. The Authority expects to redeem any Notes not tendered and purchased pursuant to the tender offer.

The Consent of the Holders of at least a majority in aggregate principal amount outstanding of the Notes is required to authorize the proposed amendments to the Indenture. Assuming that the requisite consents to authorize the proposed amendments are validly delivered and not validly revoked by the Early Tender Deadline, it is expected that a supplemental indenture will be executed with respect to the Indenture (the “Supplemental Indenture”) providing for the proposed amendments promptly after the Early Tender Deadline and before the acceptance of any Notes for purchase pursuant to the tender offer; however, although the Supplemental Indenture will be effective immediately upon its execution and delivery, the proposed amendments will not become operative until the earlier of (1) the Early Payment Date, if any, or (2) the Final Payment Date, as the case may be. If the Proposed Amendments become operative, any Notes remaining outstanding after that date will no longer be entitled to the benefit of substantially all of the restrictive covenants and certain of the events of default contained in the Indenture.

The Authority’s obligation to accept for purchase, and to pay for, Notes validly tendered and not validly withdrawn pursuant to the tender offer, or to make any early tender payment, is conditioned upon the satisfaction or waiver of a number of conditions, including that the Authority consummates a financing transaction resulting in gross proceeds of not less than $425,000,000 and other conditions as more fully described in the Offer Documents. The tender offer is not conditioned on any minimum participation by holders, including the minimum participation necessary to consummate the consent solicitation. In no event will the information contained in this press release or the Offer Documents regarding the new notes constitute an offer to sell or a solicitation of an offer to buy any new notes pursuant to the financing transaction described in this paragraph or otherwise.

The Authority reserves the right, subject to applicable law, in its sole discretion, to waive any of the conditions of the tender offer or the consent solicitation, in whole or in part, at any time and from time to time. The Authority also reserves the right, subject to applicable law, in its sole discretion, (1) to terminate or withdraw the tender offer or the consent solicitation at any time, provided that no Early Acceptance Date has occurred with respect to the tender offer; (2) to extend the Early Tender Deadline, the Withdrawal Deadline or the Expiration Date; or (3) otherwise to amend the tender offer or consent solicitation in any respect. The Authority may extend the Early Tender Deadline without extending the Withdrawal Deadline. The Authority may also delay acceptance for purchase of Notes tendered pursuant to the tender offer or the payment of Notes accepted for purchase pursuant to the tender offer in order to comply with any applicable law, subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, which requires that the Authority pay the consideration offered or return the Notes deposited by or on behalf of Holders promptly after the termination or withdrawal of the Offer.

Credit Suisse Securities (USA) LLC is acting as dealer manager for the tender offer and solicitation agent for the consent solicitation and D.F. King & Co., Inc. is acting as information agent and tender agent and depositary for the tender offer and the consent solicitation. Credit Suisse Securities (USA) LLC can be contacted at (800) 820-1653 or 212-538-2147.

The Offer Documents will be distributed to holders of Notes promptly. Additional copies of the Offer Documents and other related documents may be obtained by calling D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers only) or (800) 549-6650 (toll free).

The tender offer and the consent solicitation are being made solely on the terms and subject to the conditions set forth in the Offer Documents. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities. This press release also is not a solicitation of consents to the proposed amendments to the Indenture. No recommendation is made as to whether holders of Notes should tender their Notes or deliver their consent. Holders of Notes should carefully read the Offer Documents because they contain important information, including the various terms and conditions of the tender offer and the consent solicitation.

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, or the Tribe, a federally-recognized Indian tribe with an approximately 544-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive authority to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex located on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility located on a 400-acre site in Plains Township, Pennsylvania, and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only three legally authorized gaming operations in southern New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, 100,000 square feet of retail space, including The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Mohegan Sun at Pocono Downs operates in an approximately 400,000-square-foot facility, offering traditional slot machines and table games, live harness racing and simulcast and off-track wagering, several dining and retail options and a bus passenger lounge. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mtga.com.

Forward-Looking Statements

Some information included in this press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as well as in the Authority’s other reports and filings with the Securities and Exchange Commission. Any forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

Press Release:

Mohegan Tribal Gaming Authority, Uncasville, Connecticut, July 30, 2013

Contacts:

Mitchell Grossinger Etess

Chief Executive Officer

Mohegan Tribal Gaming Authority

(860) 862-8000

Mario C. Kontomerkos

Chief Financial Officer

Mohegan Tribal Gaming Authority

(860) 862-8000